EXHIBIT 21.1


      SUBSIDIARIES OF THE REGISTRANT


NAME                                                  JURISDICTION OF ORGANIZATION
Mercury Computer Securities Corporation               Massachusetts
Riverneck Road                                        Delaware
199 Riverneck LLC                                     Delaware
Mercury Computer International Sales Corporation      Delaware
Mercury Computer Systems BV                           The Netherlands
Nihon Mercury Computer Systems KK                     Japan
Mercury Computer Systems SARL                         France
Mercury Systems Ltd                                   United Kingdom
Mercury Computer Systems Export, Incorporated         Barbados
Myriad Logic, Inc.                                    Maryland


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